Exhibit 99.1

magicJack Appoints Gerald T. Vento as President and CEO Effective
January 1; Founder Daniel Borislow to Lead New Marketing and
Product Development Initiatives

Board Member Donald Burns to become Chairman of the Board

West Palm Beach, FL, and Netanya, Israel  December 28, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), the Voice Experts and cloud communications leader that invented voice over IP (VoIP) and sold over ten million magicJacks®, today announced the appointment of Gerald T. Vento as President and Chief Executive Officer effective January 1, 2013.  Mr. Vento is a seasoned telecom executive with more than three decades of experience and a strong industry track record.  Notably, he founded TeleCorp PCS, Inc., a public U.S. wireless services company, in 1996. As Chairman and CEO, he grew TeleCorp's annual revenue to $1.1 billion and sold the company to AT&T Wireless for $5.7 billion in 2002.  Mr. Vento has been a Director of magicJack since 2008 and became Chairman of the Board in April 2012.  In connection with Mr. Vento's new role, current Board Member Donald Burns, also an experienced and successful public telecom company founder and CEO, will assume the role of Chairman of the Board.

Daniel Borislow stated, "Jerry and Donald are proven winners and the Board and I agree that they will be the best CEO and Chairman to maximize shareholder value and realize magicJack’s vast potential. I am more of a startup and invention guy; Jerry and Don have the ability and the track record running successful public companies. Jerry will do a tremendous job building more organization into the company, putting together a sound strategy, and working with the investment community to add more tier one analysts and meet the requisite requirement of meeting with investors more frequently. I have never been prone to heeding others’ advice or, for that matter, genuinely interested in other people’s opinions, and that style may be viewed as one not benefiting a public company. Time will not tell. The Company is fortunate to have the perfect person for the CEO job, someone who has been part of our growth strategy since 2008. So the Dan Borislow show is coming to an end and a new era begins. I look forward to the change and thank Jerry for the passion he brings and sacrifice he will make over the coming years for the benefit of the shareholders."

Mr. Vento said, "Dan has done a remarkable job in creating another first-of-its-kind company with unlimited potential. He continues to develop and invent cutting-edge products and engineer our highly successful marketing programs with a team that has been with him for over 20 years. He has recruited a highly motivated and talented staff that will be the foundation on which we continue to grow. Dan has skillfully led the company from its inception to the solid position it is in today and I am grateful to him for this opportunity to bring my skills to bear and build on his accomplishments.  I intend for Dan and other shareholders to begin to get more credit from the investment community for the Company's future significant growth prospects and its excellent balance sheet. The great thing about magicJack is that many people want to hear more about our exciting story and I look forward to telling it.”

Mr. Borislow will be holding his last conference call today at 10:00 a.m. ET. Mr. Vento will lead future conference calls for investors. Conference call details are as follows:

U.S. Toll Free:	1.877.810.3370

International:	+1.708.290.1372

Conference ID:	85149375

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over ten million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:

Kari Hernandez, INK for magicJack

magicjack@ink-pr.com